Exhibit 99.1

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc. Acquires
52,365 Square Foot Shopping Center and 2.1 Acres of Undeveloped Land in Brunswick, Georgia

•	Acquisition marks Wheeler’s 43rd property and sixth location in Georgia

•	97% of the occupied space is leased to national tenants

•	Grocery-anchored by national tenant Winn Dixie

Virginia Beach, VA – September 16, 2015 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers, announced today that the Company has acquired Parkway Plaza Shopping Center (“Parkway Plaza” or the “Property”), a 52,365 square foot shopping center located in Brunswick, Georgia. The Company purchased the property for approximately $6.1 million, or $116.01 per leasable square foot, using a combination of cash and debt. Included in the purchase is 2.1 acres of undeveloped land adjacent to Parkway Plaza.

Jon S. Wheeler, Chairman and Chief Executive Officer of Wheeler, stated, “We are excited to include Parkway Plaza in our property portfolio and are confident of its revenue generating potential. The center exhibits many favorable fundamentals with recent improvements to the parking lot, as well as a diverse mix of stable tenants, and a leading grocery anchor secured under a long-term lease. The close of this transaction marks over $112 million in ‘necessity-based’ retail that Wheeler has acquired thus far in 2015 and expands our geographic footprint to six locations in Georgia. The center is located in the second-largest urban area in the Georgia Coastal Region and with promising growth trends projected, we anticipate Parkway Plaza is well-positioned for long-term rent growth and will make a valuable addition to our asset portfolio. ”

Wheeler Real Estate Investment Trust, Inc. (NASDAQ: WHLR) has acquired Parkway Plaza located in Brunswick, Georgia.
Parkway Plaza Shopping Center – Brunswick, Georgia
Built in 2002, Parkway Plaza is a 52,365 square foot grocery-anchored retail center located in Brunswick, Georgia. The property is 97% leased and primary tenants include Winn Dixie, Dollar General, Subway, LA Nails and China Garden.

Parkway Plaza is positioned along Golden Isles Parkway, and is in close proximity to Interstate-95 and several year-round Georgia tourist destinations.

Location / Demographic Information
Parkway Plaza is located in Brunswick, Georgia, the county seat of Glynn County. Brunswick is a major urban and economic center of Georgia's lower southeast. As of 2013, the population of Brunswick and Glynn County was 15,813 and 81,508 respectively.

The city is approximately halfway between Jacksonville and Savannah and is largely supported by tourism and logistics. The Company believes The Port of Brunswick is a vital part of the city’s economy and believes it is recognized as one of the most productive ports on the East Coast and is the sixth-busiest automobile port in the United States.

About Wheeler Real Estate Investment Trust Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-looking Statement
This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the Company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company’s expectations discussed in the forward-looking statements. Specifically, the Company's statements regarding the expected ability to generate revenue from Parkway Plaza, potential increase in the value of its property portfolio and the anticipated profitability of the acquisition are forward-looking statements. There are a number of important factors that could cause the Company's operations to differ from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company's ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company's ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. Additional factors are discussed in the Company's filings with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov.The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:	INVESTOR RELATIONS:
-OR-

Wheeler Real Estate Investment Trust, Inc.	The Equity Group Inc.

Robin Hanisch	Terry Downs

Corporate Secretary	Associate

(757) 627-9088	(212)836-9615

robin@whlr.us	tdowns@equityny.com

Laura Nguyen	Adam Prior

Director of Capital Markets	Senior Vice-President

(757) 627-9088	(212)836-9606

lnguyen@whlr.us	aprior@equityny.com